UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________________________________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
August 28, 2008

_____________________________________________________________________

COVENANT TRANSPORTATION GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-24960	88-0320154
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Birmingham Hwy., Chattanooga, TN	37419
(Address of principal executive offices)	(Zip Code)

(423) 821-1212
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Amendment No. 3 and Limited Waiver to Second Amended and Restated Credit Agreement

On August 28, 2008, Covenant Transportation Group, Inc., a Nevada corporation (formerly known as Covenant Transport, Inc. and hereinafter referred to as the "Company"), and Covenant Asset Management, Inc., a Nevada corporation (the "Borrower"), together with certain other subsidiaries of the Company, entered into that certain Amendment No. 3 and Limited Waiver to Second Amended and Restated Credit Agreement ("Amendment No. 3") with Bank of America, N.A., as administrative agent (the "Agent") and SunTrust Bank, National City Bank, Branch Banking and Trust Company, First Tennessee Bank National Association, LaSalle Bank National Association, Regions Bank, FSG Bank, N.A., and Sovereign Bank (collectively, with the Agent, the "Lenders"), which amends that certain Second Amended and Restated Credit Agreement, dated December 21, 2006, by and among the Company, the Borrower, and the Lenders, as amended (the "Credit Agreement").

Amendment No. 3, among other things, (i) amends certain defined terms in the Credit Agreement, (ii) imposes an additional negative covenant that requires the Borrower to maintain a minimum of $5,000,000 of availability under the Credit Agreement, and (iii) waives, for the period commencing June 30, 2008 and ending October 31, 2008, any default or event of default that may have otherwise occurred as a result of any failure by the Company's consolidated group of companies to comply with the consolidated leverage ratio covenant test contained in Section 7.01(b) of the Credit Agreement.  After giving effect to Amendment No. 3, borrowings under the Credit Agreement are subject to a borrowing base limit of the lesser of (i) the difference of (a) the sum of (1) 85% of the net orderly liquidation value of any eligible revenue equipment as determined under an appraisal prepared by Taylor & Martin, Inc. (the "Taylor & Martin Appraisal"), plus (2) 70% of the net book value of any eligible revenue equipment that is not valued in the Taylor & Martin Appraisal, plus (3) the balance in the cash collateral account, less (b) the sum of specified types of unsecured indebtedness, and (ii) the sum of (a) $20,000,000, plus (b) the balance in the cash collateral account up to the outstanding amount of letter of credit obligations.

The obligations of the Borrower under the Credit Agreement continue to be guaranteed by the Company and all of the Company's wholly-owned domestic subsidiaries, except CVTI Receivables Corp., a Nevada corporation ("Receivables") (collectively, the "Guarantors"), and are secured by a pledge of certain of the Guarantors' assets, excluding certain revenue equipment of the Guarantors serving as collateral under the Company's line of credit from Daimler Truck Financial.

The foregoing summary of the terms and conditions of Amendment No. 3 does not purport to be complete and is qualified in its entirety by reference to the full text of Amendment No. 3, which will be filed with the Company's Form 10-Q for the quarter ending September 30, 2008.

Amendment No. 15 to Loan Agreement Relating to Accounts Receivable Securitization

On August 29, 2008, the Company and Receivables entered into that certain Amendment No. 15 ("Amendment No. 15") to that certain Loan Agreement dated as of December 12, 2000 by and among Three Pillars Funding LLC ("Three Pillars") and SunTrust Robinson Humphrey, Inc. ("SunTrust") (the "Loan Agreement").  Amendment No. 15, among other things, (i) amends certain defined terms in the Loan Agreement, (ii) amends certain lenders' rights to demand compensation in the event of specific regulatory changes having certain financial effects on such lenders, (iii) amends the conditions precedent to the issuance of subsequent loans under the Loan Agreement to include SunTrust's receipt of an annual independent accountants' report, (iv) sets forth additional reporting requirements for the Company, including the Company's issuance of weekly reports relating to the Company's borrowing base beginning on September 22, 2008 and ending October 21, 2008, and daily reports relating to the Company's borrowing base beginning on October 21, 2008, as well as a listing of the Company's receivables and an aging of such receivables as requested by SunTrust or Three Pillars, (v) amends the events of default to include the following as events of default: (a) the bankruptcy of the Company, (b) the existence and continuance of a borrowing base deficit for a certain period of time, (c) the rendering of a material monetary judgment against Receivables or the Company, and (d) a change of control of the Company, (vi) deletes from the list of specified amortization events, the existence or continuance of a borrowing base deficit, and (vii) amends the terms of confidentiality to allow the parties to the Loan Agreement to make certain necessary disclosures.

Extension and Expansion of Limited Waiver to Loan Agreement Relating to Accounts Receivable Securitization

On August 29, 2008, the Company and Receivables entered into that certain Extension and Expansion of Limited Waiver to Loan Agreement (the "Securitization Facility Waiver Extension") with Three Pillars and SunTrust.  The Securitization Facility Waiver Extension extends the expiration of the original waiver period from August 29, 2008 until October 31, 2008.  The Securitization Facility Waiver Extension also serves to waive a default under the Loan Agreement resulting from the Company's opening of an additional bank account without providing proper notice pursuant to the Loan Agreement.

The foregoing summary of the terms and conditions of Amendment No. 15 and the Securitization Facility Waiver Extension does not purport to be complete and is qualified in its entirety by reference to the full text of Amendment No. 15 and the Securitization Facility Waiver Extension, which will be filed with the Company's Form 10-Q for the quarter ending September 30, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COVENANT TRANSPORTATION GROUP, INC.

Date: September 4, 2008	By:	/s/ Richard B. Cribbs
Richard B. Cribbs
Senior Vice President and Chief Financial Officer